Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2006 Stock Plan, 2023 Equity Incentive Plan, and 2023 Employee Stock Purchase Plan of CalciMedica, Inc. (formerly Graybug Vision, Inc.) of our report dated March 8, 2023, with respect to the consolidated financial statements of CalciMedica, Inc. (formerly Graybug Vision, Inc.) included in its Annual Report (Form 10-K) for the year ended December 31, 2022, as amended on April 4, 2023 by Amendment No. 1 on Form 10-K/A for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

May 12, 2023